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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Deltic Timber Corporation:

We consent to the incorporation by reference in the Registration Statements (No. 333-34317, No. 333-76294, and No. 333-90026) on Form S-8 of Deltic Timber
Corporation of our report dated February 7, 2003, relating to the consolidated balance sheets of Deltic Timber Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Deltic Timber Corporation.

/s/KPMG LLP

KPMG LLP
Shreveport, Louisiana
March 25, 2003